EXHIBIT 99.1

Court Dismisses Baseless Unfair Business Practices Lawsuit That Was Brought Against Insmed

RICHMOND, Va., Jun 13, 2006 Insmed Incorporated (Nasdaq:INSM): On June 9, 2006, the United States District Court for the Northern District of California (Judge Saundra Brown Armstrong) granted Insmed’s Motion to Dismiss the Complaint filed by Tercica, Inc. in the case Tercica, Inc. vs. Insmed Incorporated. The Complaint, filed and amended in December 2005, alleged violations of the California Business and Professions Code and the federal Lanham Act for allegedly false and misleading statements made by Insmed. In dismissing the Complaint, the Court ruled, among other things, that Tercica had not met its burden of establishing that the alleged statements made by Insmed constitute “false advertising”, or that the Court had jurisdiction over Insmed in this case and that the venue was proper. Further, by dismissing Tercica’s complaint without leave to amend, the Court recognized that the deficiencies in Tercica’s lawsuit cannot be cured by filing another lawsuit against Insmed in the United States District Court for the Northern District of California. Insmed previously notified Tercica that Insmed would seek fees and costs related to Tercica’s baseless lawsuit. Given the Court’s ruling, Insmed will pursue this option.

“We are pleased that the Court ruled that Tercica’s complaint was without merit and upheld Insmed’s right to inform the investment community about our product development activities related to IPLEX(TM) without violating the Lanham Act,” stated Geoffrey Allan, Insmed’s Chief Executive Officer. “In line with Tercica’s continuing preference to litigate, Tercica has indicated they have filed a new lawsuit against Insmed in the Virginia courts that is similar to the lawsuit dismissed in California. As with the California case, Insmed will vigorously defend its position and right to inform the investment community about product development activities.”

About Insmed

Insmed is a biopharmaceutical company focused on the development and commercialization of drugs for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com.

Forward Looking Statements

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the pending litigation and or future ability to conduct our business as now conducted and as it is currently proposed to be conducted. Such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to the uncertainty of the outcome of any litigation with Tercica. We can give no assurances that we would be successful in any litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SOURCE: Insmed Incorporated

Insmed Incorporated

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Natalie Wyeth, 202-835-9473

natalie.wyeth@ketchum.com

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Tim Ryan, 212-477-9007 x24

tryan@troutgroup.com